As filed with the Securities and Exchange Commission on September 18, 1997


                                                   Registration No. 333-28783


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  AMENDMENT #1


        FORM S-3 REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                                -----------------
                             MEDTOX SCIENTIFIC, INC.
             (Exact name of registrant as specified in its charter)

        Delaware                    8071                     95-3863205
        (State of       (Primary Standard Industrial        (I.R.S. Employer
        incorporation)  Classification Code Number)         Identification No.)

                                1238 Anthony Road
                        Burlington, North Carolina 27215
                                 (910) 226-6311
              (Address,  including zip code, and telephone  number,
                including  area code,  of  registrant's  principal
                              executive offices)

        Peter J. Heath
Vice President of Finance and                  Copies to:
     Chief Financial Officer                   Robert Ribeiro
MEDTOX SCIENTIFIC, INC.                        Hinshaw & Culbertson
       1238 Anthony Road                       Suite 3300
Burlington, North Carolina  27215              222 South Ninth Street
         (910) 226-6311                        Minneapolis, Minnesota 55402
(Name, address, including zip code,            (612) 333-4800
and telephone number, including area
code, of agent for service)

     Approximate date of commencement of proposed sale to public: From time to time after this Registration Statement becomes effective.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ X ]

                         CALCULATION OF REGISTRATION FEE


                                Proposed      Proposed
Title of each                   maximum       maximum
class of          Amount        offering      aggregate        Amount of
securities to     to be         price per     offering         registration
be registered     registered    share (1)     price            fee
-------------     ----------    ---------     -----            ---

Common Stock,
par value $.15
per share         3,652,689        $.50       $1,826,344.50    $629.77 (2)


     (1) Estimated solely for purposes of calculating the registration fee based upon the closing price reported on the American Stock Exchange on May 30, 1997.


     (2) $641.75 previously paid, reduced amount is due to reduced number of shares to be registered.


     The Registrant hereby amends the Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that the Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a) of the Securities Act of 1933, may determine.

                             MEDTOX SCIENTIFIC, INC.
                              CROSS-REFERENCE SHEET
                    Pursuant to Item 501(b) of Regulation S-K

     Item Number and Caption                         Heading in Prospectus

1.   Forepart of the Registration
       Statement and Outside Front
       Cover Page of Prospectus                      Front Page of Registration
                                                       Statement; Front Cover
                                                       Page of Prospectus

2.   Inside Front and Outside Back
       Cover Pages of Prospectus                     Second Page of Prospectus;
                                                       Back Cover Page of
                                                       Prospectus

3.   Summary Information, Risk
       Factors and Ratio of Earnings
       to Fixed Charges                              Risk Factors

4.   Use of Proceeds                                 N/A

5.   Determination of Offering
       Price                                         Front Cover Page of
                                                       Prospectus

6.   Dilution                                        N/A

7.   Selling Shareholders                            Selling Shareholders

8.   Plan of Distribution                            Front Cover Page of
                                                       Prospectus;
                                                     Plan of Distribution

9.   Description of Securities
       to be Registered                              Outstanding Shares

10.  Interests of Named Experts
       and Counsel                                   Legal Matters; Experts

11.  Material Changes                                Recent Developments

12.  Incorporation of Certain
       Information by Reference                      Incorporation of Certain
                                                       Information by Reference

13.  Disclosure of Commission
       Position on Indemnification
       for Securities Act
       Liabilities                                   N/A

                       PROSPECTUS DATED SEPTEMBER 18, 1997
                        3,652,689 SHARES OF COMMON STOCK


         This Prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                             MEDTOX SCIENTIFIC, INC.


         This Prospectus relates to an aggregate total of 3,652,689 shares of Common Stock, par value $.15 per share (the "Common Stock") of MEDTOX Scientific, Inc. (the "Company"), which number of shares include (i) 2,936,511 shares (the "Price Protection Shares") issued to former shareholders of MLI Dissolution, Inc., ("MEDTOX" or "MLI") formerly MEDTOX Laboratories, Inc. pursuant to an Asset Purchase Agreement between the Company and MLI (the "MEDTOX Agreement"), (ii) 102,022 shares ("Conversion Shares") issued pursuant to conversion of outstanding shares of the Company's Series A Convertible Preferred Stock ("Series A Preferred Stock") issued pursuant to Regulation D under the Securities Act of 1933, as amended, and, (iii) 414,156 shares that are issuable and 200,000 shares that may be issued ("Settlement Shares") to certain former and current Series A Preferred Shareholders pursuant to settlement agreements between the Company and the Series A Preferred Shareholders. The MEDTOX
Shareholders and the holders of the Series A Preferred Stock are hereinafter referred to as the "Selling Shareholders." See "Plan of Distribution", "Selling Shareholders" and "Number of Shares of Common Stock." The securities offered hereby (the "Shares") are to be offered on account of the Selling Shareholders.


     THESE SECURITIES INVOLVE A HIGH DEGREE OF RISK AND SHOULD BE CONSIDERED ONLY BY PERSONS WHO CAN AFFORD THE LOSS OF THEIR ENTIRE INVESTMENT. SEE "RISK FACTORS" ON PAGE 7.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION. NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                       Price to                             Proceeds to Company
                       Public          Discounts              or other Persons
Per Share               (1)               (2)                     (3)
Total Maximum (4)       (1)               (2)                     (3)



(1) The Selling Shareholders may from time to time affect the sale of their Shares at prices and at terms then prevailing or at prices related to the then-current market price. The Common Stock of the Company is traded on the American Stock Exchange under the symbol "TOX". On May 30, 1997, the closing price of the Common Stock as reported by the American Stock Exchange was $.50 per share.

(2) The Selling Shareholders may pay regular brokers' commissions in cash at the time(s) of the sale of their Shares.

(3) The Company will not receive any proceeds from the sales of the Shares to which this Prospectus relates.

(4) Without deduction of expenses for the offering (all of which will be borne by the Company), estimated to be approximately $10,000.



The date of this Prospectus is September 18, 1997.

                     (Inside front cover page of Prospectus)

                              AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at its Regional Offices located at 75 Park Place, New York, New York 10007, and the John C. Kluczynski Federal Building, 230 South Dearborn Street, Chicago, Illinois 60604. Copies of such material can be obtained from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 upon request and payment of the prescribed fee. The Commission maintains a web site that contains reports, proxy and information statements, and other information regarding issues that are filed electronically with the Commission. The address of the web site is http:// www.sec.gov.

     The Company's Common Stock is listed on the American Stock Exchange (the "AMEX"), and reports, proxy statements and other information filed by the Company can be inspected at such exchange, 86 Trinity Place, New York, NY 10006.

     The Company has filed with the Commission in Washington, D.C., a Registration Statement under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the registration of the securities offered hereby. This Prospectus omits certain of the information contained in the Registration Statement, of which this Prospectus is a part. Statements contained herein concerning the provisions of any documents are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement. Each such statement is qualified in its entirety by such reference. Items of information omitted from this Prospectus but contained in the Registration Statement may be obtained from the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, upon request and payment of the prescribed fee.

                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

     The following documents, each of which was previously filed by the Company with the Commission pursuant to Section 13 of the Exchange Act, are incorporated herein by reference:

           a. Amendment No. 1 to Form 10-Q for the three months ended March 31, 1996.

           b. Amendment No. 1 to Form 10-Q for the three months ended June 30, 1996.

           c. Amendment No. 1 to Form 10-Q for the three months ended September 30, 1996.

           d. The Company's Report on Form 10-K for the fiscal year ended December 31, 1996.

           e. Amendment No. 1 to Form 10-K for the fiscal year ended December 31, 1996.

           f. Amendment No. 2 to Form 10-K for the fiscal year ended December 31, 1996.

           g. The Company's Report on Form 10-Q for the quarter ended March 31, 1997.

           h. Amendment No. 1 to Form 10-Q for the three months ended March 31, 1997.

           i. The Company's Report on Form 10-Q for the three months ended June 30, 1997.

           j. Amendment No. 1 to Form 10-Q for the three months ended June 30, 1997.

           k. Description of the Common Stock contained under the caption "Description of Registrant's Securities to be Registered" in the Company's Registration Statement on Form 8-A filed pursuant to Section 12(g) of the Exchange Act.


     There have been no material transactions since the date of the latest balance sheet at December 31, 1996 of the Company that would materially change or otherwise affect the financial condition of the Company or the results of operations of the Company.

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering made hereby shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein or in any accompanying Prospectus Supplement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         The Company will provide without charge to each person to whom a Prospectus is delivered upon written or oral request of each person, a copy of any documents incorporated herein by reference (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into the documents that this Prospectus incorporates). Requests for such copies should be directed to MEDTOX Scientific, Inc., Attention: Secretary, 1238 Anthony Road, Burlington, North Carolina 27215, (910) 226-6311.


                   CAUTIONARY STATEMENT IDENTIFYING IMPORTANT
                     FACTORS THAT COULD CAUSE THE COMPANY'S
                  ACTUAL RESULTS TO DIFFER FROM THOSE PROJECTED
                          IN FORWARD LOOKING STATEMENTS

         In connection with the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, readers of this document and any document incorporated by reference herein, are advised that this document and documents incorporated by reference into this document contain both statements of historical facts and forward looking statements. Forward looking statements are subject to certain risks and uncertainties, which could cause actual results to differ materially from those indicated by the forward looking statements. Examples of forward looking statements include, but are not limited to (i) projections of revenues, income or loss, earning or loss per share, capital expenditures, dividends, capital structure and other financial items, (ii) statements of the plans and objectives of the Company or its management or Board of Directors, including the introduction of new products, or estimates or predictions of actions by customers, suppliers, competitors or regulatory authorities, (iii) statements of future economic performance, and (iv) statements of assumptions underlying other statements and statements about the Company or its business.

         This document and any document incorporated by reference herein also identify important factors which could cause actual results to differ materially from those indicated by the forward looking statements. These risks and uncertainties include price competition, the decisions of customers, the actions of competitors, the effects of government regulation, possible delays in the introduction of new products, customer acceptance of products and services, the possible effects of the MEDTOX acquisition and its related financing and other factors which are described herein and/or in documents incorporated by reference herein.

         The cautionary statements made pursuant to the Private Securities Litigation Reform Act of 1995 above and elsewhere by the Company should not be construed as exhaustive or as any admission regarding the adequacy of disclosures made by the Company prior to the effective date of such Act. Forward looking statements are beyond the ability of the Company to control and in many cases the Company cannot predict what factors would cause results to differ materially from those indicated by the forward looking statements.


                                  RISK FACTORS

         An investment in the Common Stock is speculative and involves a high degree of risk. Investors should carefully consider the following factors, among others, before investing in the Common Stock.

         1. Dilutive Effect on Market Price of Common Stock. In order to fund the Company's history of operating losses, the Company has issued from 1991 through 1996 shares of Common Stock in a number of private transactions. In addition, in 1996 and into 1997, the Company has issued through June 30, 1997 a total of 44,520,371 shares of Common Stock as a result of the Company's acquisition of MEDTOX in January, 1996. These shares were issued to converting holders of the Series A Preferred Stock and the former shareholders of MEDTOX. Accordingly, at December 31, 1995 the Company had 10,439,775 shares of Common Stock outstanding and at June 30, 1997 the Company had 55,512,158 shares of Common Stock outstanding. The issuance of the additional shares of Common Stock throughout 1996 and into 1997 has had and may continue to have a substantial dilutive effect on the market price of the Common Stock. See Risk Factors "Dependence on Sales of Equity," "Shares Available for Future Sale," "Availability of Regulation S Common Stock in the Market" and Adverse Effect of Registered Shares."

         2. Dependence on Sales of Equity. As of December 31, 1996, the Company had not achieved a positive cash flow from operations. Accordingly, the Company has in the past relied and may continue to rely on available credit arrangements, outside funding of research and development and continued sales of its equity securities to fund operations until a positive cash flow can be achieved. From January 1, 1991 through December 31, 1996, the Company raised approximately $12 million from equity financing through the issuance of 6,058,699 shares of the Company's Common Stock for an average price of $1.98 per share, all of which were issued at a discount to the market value of the

Company's Common Stock. Additionally, in order to finance, in part, the acquisition of MEDTOX, pay costs and expenses applicable to such acquisition and to provide working capital, the Company raised approximately $20 million from the sale of shares of Series A Preferred Stock and shares of Common Stock. The funds raised through the issuance of equity and the Company's borrowings pursuant to the Loan Agreement (as hereinafter defined) have allowed the Company to consummate the MEDTOX acquisition and the Company believes should sustain the Company's operations until such time as the Company achieves consistent positive cash flow. If the Company is unable to achieve a consistent positive cash flow, additional financing will be required. There can be no assurance that additional financing can be obtained or if obtained, that the terms thereof will be favorable to the Company.

         3. Operating Losses; Uncertainty of Sales Growth and Market Acceptance of Products and Services. From its inception in June 1983 through March 31, 1997, the Company accumulated a deficit from operations of approximately $46 million. The Company currently derives approximately 89% of its revenue from the sale of its Laboratory Testing Services and approximately 5% of its revenue from the sale of Substance of Abuse Testing Products. The markets for Laboratory Testing Services and Substance of Abuse Testing Products are extremely competitive. The Company's ability to finance its operations and to achieve profitability will depend, in large part, upon the Company's ability to increase the sales volume of its current on-site products and laboratory services and the ability to develop, introduce and successfully market new VERDICT and EZ-SCREEN on-site test kits. Market acceptance of new products and the ability to increase sales volume of current products and services generally requires substantial time and effort. There can be no assurance that the Company and its products and services will compete effectively against other diagnostic testing methods that now exist, or may be developed by others or that the Company will successfully develop, introduce and market the new VERDICT and EZ-SCREEN on-site test kits. Additionally, there can be no assurance that the Company will achieve profitability or that the Company will achieve savings from the integration of laboratory operations. (See "Risk Factors - Obsolescence and Technological Change" and "Risk Factors - Government Regulation").

         4. Debt Service; Debt Seniority; No Dividends. To finance, in part, the acquisition of MEDTOX and to provide working capital, the Company borrowed $5 million from Heller Financial, Inc. in January, 1996. The debt financing consists of two term loans totaling $4 million which mature on July 1, 1997 and January 1, 1999 respectively and a revolving line of credit. The term loans require monthly principal payments of $111,000 plus interest. All such indebtedness is secured by a lien on all equipment, inventory and receivables in favor of the lender and, depending on the amount of such inventory, or receivables, up to $7 million may be available for borrowing under the revolving line of credit. On June 30, 1997, $3.5 million was available under the revolving line of credit of which $3.3 million was outstanding. As of July 1, 1997, the Company has repaid the total amount of the first term loan and will begin the monthly payments on the balance of the second term loan effective August 1, 1997. The remaining term loan of $2 million bears interest at 2.5% above prime rate which is the "Bank Prime Loan" rate published by the Board of Governors of the Federal Reserve System respectively. The revolving line of credit bears interest at 2.0% above prime rate. There can be no assurance that the Company will have sufficient revenues to service payments of principal and interest on this indebtedness. Failure to service this indebtedness would have a material adverse effect on the Company. The indebtedness of the Company will be senior to the Series A Preferred Stock and shares of Common Stock upon liquidation of the Company. Interest payments on the indebtedness may cause there to be insufficient cash to pay any dividends. In addition, the loan amount and the line of credit agreement (collectively, the "Loan Agreement") contain covenants that restrict the Company's ability to pay dividends even if the Company has cash available from which to pay dividends.

         5. Violated Debt Covenants. As of April 30, 1997, the Company was not in compliance with certain covenants in its loan agreement with Heller specifically, the covenants regarding (i) tangible net worth, (ii) minimum EBIDTA, (iii) ratio of indebtedness to tangible net worth, (iv) capital expenditure limits, (v) fixed charges and (vi) interest coverage. Effective May 1, 1997, the Company and Heller executed a First Amendment to Loan and Security Agreement and Limited Waiver. In the amendment, Heller waives the existing events of default and the Company agrees to a .5% increase in interest rates on the remaining loan balances and revised covenants. At June 30, 1997, the Company was not in compliance with a covenant in its Amendment Agreement with Heller. Heller has notified the Company that it does not currently intend to exercise any of its rights or remedies available to Heller. There can be no assurance that Heller would waive any additional future noncompliance with loan covenants.

     6. Adverse Effect of Registered Shares. The Company filed a Registration Statement, Reg. No. 333-827, declared effective by the Securities and Exchange Commission on May 15, 1996, which registered for resale by certain shareholders 11,798,193 shares of the Company's Common Stock. The Company filed a Registration Statement, Reg. No. 333-18547, declared effective by the Securities and Exchange Commission on February 13, 1997, which registered for resale by certain shareholders 8,396,755 shares of the Company's Common Stock. Substantial sales of shares of Common Stock pursuant to the Registration Statement may have a material adverse effect on the market price of the Company's Common Stock.

         7. Shares Available for Future Sale. As of June 30, 1997, the Company had 60,000,000 shares of Common Stock authorized, of which 9,870,546 shares of the Regulation S Common Stock were issued to Converting Preferred Holders who received share(s) of Series A Preferred Stock ("Regulation S Preferred Stock") pursuant to an offering by the Company pursuant to Regulation S (the "Regulation S Offering") under the Securities Act of 1933, as amended (the "Act") completed on January 30, 1996 and February 2, 1996 and who exercised the right to convert such shares into Common Stock (the "Conversion Right"), and 9,134,799 shares originally issued and continue to be held by MLI Shareholders ("MLI Holder Common Stock"). As of May 30, 1997, the Company had 4 shares of Series A Preferred Stock outstanding, of which all such shares are Regulation S Preferred Stock.

         Pursuant to the Conversion Right applicable to each share of Series A Preferred Stock, each such share may be converted to the Conversion Amount of Common Stock ("Conversion Shares"). The "Conversion Amount" is derived by dividing (i) $50,000 (the purchase price of one share of Series A Preferred Stock) by (ii) the lower of (x) $2.775 or (y) 75% of the Market Price of the Common Stock on the date the Conversion Right is exercised. The "Market Price" is defined as the daily average of the closing bid prices quoted on the AMEX (or other exchange on which the Common Stock is traded) for the five trading days immediately preceding the date the Conversion Right is exercised.

         Regulation S Common Stock and Regulation S Preferred Stock are subject to certain restrictions on trading. See "Risk Factors--Availability of Regulation S Common Stock in the Market." Pursuant to certain agreements, the Company, by means of this Registration Statement, is providing for the registration under the Act of the Conversion Shares with respect to the Regulation D Preferred Stock.

         The MEDTOX Agreement provides that, if after the Closing Date, the average closing sales prices of the Company's Common stock on the Repricing Dates and the four trading days preceding the Repricing Date (the "Repricing Date Market Price") of the Common Stock declines below $1.986 per share during four specified periods (the "Repricing Periods"), the Company will issue additional shares of Common Stock ("Price Protection Shares") to the MLI Shareholders who retain their MLI Holder Common Stock through four specified dates (the "Repricing Dates"). The "Repricing Dates" are the fifth trading days following the date the Company issues press releases announcing its financial performance for the fiscal quarters ending on March 31, 1996, September 30, 1996 and September 30, 1997 and the fiscal year ending on December 31, 1996. The Repricing Periods are the dates between the dates of the press releases and the Repricing Dates immediately following such press releases. The number of Price Protection Shares to be issued will be such that after such issuance of Price Protection Shares, the MLI Holder Common Stock and any previously issued Price Protection Shares (the "Applicable Shares), are equal in value to the product determined by multiplying (a) the number of Applicable Shares still held by the MLI Shareholder after the close of trading on the day immediately preceding the Repricing Date, by (b) the Price Protection Price. The right to receive Price

Protection Shares is void upon a sale by an MLI Holder of his MLI Holder Common Stock.

         The first Repricing Date was on May 21, 1996. The number of Price Protection Shares issued was 1,119,057. The second Repricing Date was November 21, 1996 which resulted in the issuance of 1,293,458 Price Protection Shares. The third Repricing Date was March 27, 1997 which resulted in the issuance of 5,168,363 Price Protection Shares.

         Since the amount of Conversion Shares and any additional Price Protection Shares issuable is dependent upon the Market Price of the Common Stock at the time of issuance and the value of the Common Stock during the Repricing Periods, respectively, the Company cannot currently determine the amount of such shares that will be outstanding in the future. If, on June 30, 1997, the Conversion Right in respect of each share of Series A Preferred Stock were exercised, an aggregate of 711,111 shares of Regulation S Common Stock would be issuable.

         The Company has granted certain warrants and options to purchase 1,832,596 shares of Common Stock at exercise prices ranging from $1.41 to $7.19 per share.

         No prediction can be made as to the effect, if any, that the future issuance of shares of Common Stock, or the availability of shares of Common Stock for future sales, will have on the market price of the Common Stock prevailing from time to time. Sales of substantial amounts of Common Stock or the perception that such sales could occur, could adversely affect prevailing market prices for the Common Stock. See "Future Sales of Common Stock."

         8. Unexpected Effects of Merger(s). The Company completed the acquisition of the MEDTOX assets on January 30, 1996 (the "Closing Date"). In February 1994, the Company acquired Princeton Diagnostic Laboratories of
America, Inc. ("PDLA"). In connection with the acquisition of MEDTOX, the Company determined that it would be beneficial to consolidate the laboratory operations of PDLA into the laboratory operations of MEDTOX. The consolidation took place throughout 1996 and to date has been successful in generating cost savings while maintaining the customer base. While the Company continues to work to take advantage of other synergies, there can be no assurance that any additional synergism or benefit to the Company will arise from the laboratory consolidation. The efforts required to integrate the business of the Company with other operations could have a material adverse effect on the operations of the Company.

         9. Availability of Regulation S Common Stock in the Market. As of June 30, 1997, there were 4 shares of Regulation S Preferred Stock and 24,139,423 shares of Regulation S Common Stock issued. Any shares of Regulation S Preferred Stock with respect to which the Conversion Right is exercised would yield additional outstanding shares of Regulation S Common Stock.

         Regulation S provides generally that offers or sales of securities that occur outside the United States and in compliance with the requirements thereof are not subject to the registration requirements of the Act. Subject to certain restrictions and conditions set forth therein, Regulation S is available only for offers and sales of securities to investors that are not U.S. persons as defined in Regulation S.

         Pursuant to Regulation S, the offshore investors who purchased the Regulation S Preferred Stock in the Regulation S Offering are not permitted to transfer such Regulation S Preferred Stock or Regulation S Common Stock to a U.S. person for a period of at least 40 days after February 2, 1996, the closing of the Regulation S Offering, on March 30, 1996, whereupon such Shares may be sold in the U.S. only if they are registered under the Act or an exemption from registration is available. Neither the Regulation S Preferred Stock or the Regulation S Common Stock are registered. Resales to buyers who are not U.S. persons are permitted at any time. As a result of settlements of litigation with certain holders of the Regulation S Common Stock, 1,779,000 shares of Regulation S Common Stock have been registered, and 785,670 shares of Common Stock issuable are being registered with this Registration Statement.

         The agreements between the Company and the holders of the Regulation S Preferred Stock provide that the stock certificates with respect to the Regulation S Preferred Stock and the Regulation S Common Stock will not contain legends restricting the transfer of such securities. Consequently, such stock certificates have not been legended, the Company is unable to prevent illegal resales of the Regulation S Preferred Stock and the Regulation S Common Stock and each holder thereof will make its own determination whether transfers of such stock are permitted. The Company will seek to work with the holders of the Regulation S Preferred Stock and the Regulation S Common Stock to assure compliance with securities laws upon resales thereof. The Company intends to monitor trading in its stock closely, but there can be no assurance that the original holders of the Regulation S Preferred Stock and the Regulation S Common Stock will comply with the requirements of Regulation S with respect to such shares. Additionally, there can be no assurance that the issues related to resale of the Regulation S Common Stock will not have a material adverse effect on the Company, including the ability of the Company to raise additional capital in the future.

         No prediction can be made as to the effect, if any, that the sale of shares of Regulation S Preferred Stock and Regulation S Common Stock, or the availability of such shares for future sales, will have on the market price of the Common Stock prevailing from time to time. Sales of substantial amounts of Regulation S Common Stock or the perception that such sales could occur, could adversely affect prevailing market prices for the Common Stock. See "Future Sales of Common Stock."

         10. Litigation by Holders of Series A Preferred Stock and Possible Litigation by MLI Shareholders. On December 20, 1996, the Company held a special meeting of the holders of its Common Stock (the "Shareholder Meeting") whereupon such shareholders voted to amend the Company's Certificate of Incorporation (the "Certificate") to increase the amount of authorized Common Stock from 30 million shares to 60 million shares. Prior to the Shareholder Meeting, the Company was unable to meet requests to issue 1,119,057 Price Protection Shares, 4,133,702 Conversion Shares, as well as obligations to register certain of such shares, and 15,061,766 shares of the Regulation S Common Stock due to the fact that there were an insufficient number of shares of Common Stock authorized for issuance.

         As a result of the Shareholder Meeting, the Company is now authorized to issue sufficient shares to comply with its obligations to issue such shares and the registration of Common Stock pursuant to this Registration Statement will cause the Company to comply with its obligation to register certain of such shares. As of December 20, 1996, five separate lawsuits had been commenced against the Company by certain holders of the Series A Preferred Stock. Each of the five lawsuits has been settled and dismissed with prejudice. As of May 30, 1997, the Company has issued all of the 4,133,702 Conversion Shares and 6,119,915 shares of the Regulation S Common Stock. The Company may be subject to additional litigation by the MLI Shareholders and/or certain former holders of Series A Preferred Stock who may claim damages resulting from delays in the issuance or registration of shares.

         On March 18, 1997, a lawsuit was commenced in New York State Court by a former holder of the Series A Preferred Stock claiming entitlement to additional shares of Common Stock as a result of the Company's previous inability to issue the conversion shares. The conversion shares have been issued to the former Series A Preferred Shareholder. The Company has denied any liability and intends to contest the lawsuit unless a reasonable settlement can be reached.

          11. Obsolescence and Rapid, Significant Technological Change. Modern biotechnology has undergone, and continues to undergo, rapid and significant technological change. The Company requires adequate financial resources in order to maintain a competitive position with respect to its technology and to continue to attract and retain qualified technical personnel. These financial resources may be unavailable. The Company concentrates its research and development resources on those products which it believes will generate the most revenue most quickly. There can be no assurance, however, that future technological developments will not render existing or proposed products of the Company uneconomical or obsolete.


         12.      Intense Competition.

                   Laboratory Services. Competition in the area of drugs of abuse testing is intense. Competitors and potential competitors include forensic testing units of large clinical laboratories, such as Laboratory Corporation of America Holdings, Corning/Metpath Laboratories and SmithKline Laboratories, Inc. and other independent laboratories, other specialized laboratories, and in-house testing facilities maintained by hospitals. Many of the competitors and potential competitors have substantially greater financial and other resources than the Company. In addition, since tests performed by the Company are not protected by patents or other proprietary rights, any of these tests could be performed by competitors. However, there are proprietary laboratory procedures for the more specialized testing that are unique to the Company.

                  Competitive factors include reliability and accuracy of tests, price structure, service (including turn-around time of reporting results and the quality and reliability of results), transportation collection networks and the ability to establish relationships with hospitals, physicians, and users of drug abuse testing programs.

                  The industry in which the Company competes is characterized by service issues including, turn-around time of reporting results, price, the quality and reliability of results, and an absence of patent or other proprietary protection.

                  A large portion of the business of MEDTOX is comprised of a segment of the laboratory testing business in which quality of service has been a more important competitive factor than price. Accordingly, MEDTOX's ability to compete successfully with respect to service has allowed MEDTOX to generate positive gross margins and operating income from the laboratory operation. The Company's ability to successfully compete in the future and maintain its margins will be based on its ability to maintain its quality and customer service strength while maintaining laboratory testing efficiencies and low cost operations. There can be no assurance that price competitiveness will not increase in importance as a competitive factor in the business of MEDTOX.

                  On-Site Diagnostic Tests. The diagnostics market has become highly competitive with respect to the price, quality and ease of use of various tests and is characterized by rapid technological and regulatory changes. The Company has designed its on-site tests as inexpensive, on-site tests for use by unskilled personnel, and has not endeavored to compete with laboratory-based systems Numerous large companies with greater research and development, marketing, financial, and other capabilities, as well as government-funded institutions and smaller research firms, are engaged in research, development and marketing of diagnostic assays for application in the areas for which the Company produces its products.

                  The Company has experienced increased competition with respect to its immunoassay tests from systems and products developed by others, many of whom compete solely on price. As the number of firms marketing diagnostic tests has grown, the Company has experienced increased price competition. A further increase in competition may have a material adverse effect on the business and future financial prospects of the Company.

         13. Inadequacy of Patents and Proprietary Information Protection. The Company holds nine issued United States patents of which eight of these patents generally form the basis for the EZ-SCREEN and one-step technologies. Additionally, the Company has one patent that relates to methods of utilizing whole blood as a sample medium on its immunoassay devices. The Company also holds various patents in several foreign countries. The Company also holds two United States patents which it acquired in the acquisition of Granite Technological Enterprises, Inc. in 1986.

                  Of the eight U.S. patents mentioned above, which generally form the basis for the EZ-SCREEN and one-step technologies, one expires in 2000, one expires in 2004, five expire in 2007, and one expires in 2010. The patent which relates to the methods of utilizing whole blood as a sample medium expires in 2012.

                  There can be no guarantee that there will not be a challenge to the validity of the patents. In the event of such a challenge, the Company might be required to spend significant funds to defend its patents, and there can be no assurance that the Company would be successful in any such action.

                  The Company holds twelve registered trade names and/or trademarks in reference to its products and corporate names. The trade names and/or trademarks of the Company range in duration from ten to twenty years with expiration dates from 2001 to 2008. Additionally, applications have been made for additional trade names.

                  The Company believes that the basic technologies requisite to the production of antibodies are in the public domain and are not patentable. The Company intends to rely upon trade secret protection of certain proprietary information, rather than patents, where it believes disclosure could cause the Company to be vulnerable to competitors who could successfully replicate the Company's production and manufacturing techniques and processes.

                  14. Government Regulation. The products and services of the Company are subject to the regulations of a number of governmental agencies as listed below. The Company believes that it is currently in compliance with all the regulations and requirements of such regulatory authorities. The Company cannot predict whether future changes in governmental regulations might significantly increase compliance costs or adversely affect the time or cost required to develop and introduce new products. In addition, products of the Company are or may become subject to foreign regulations. Any failure by the Company to comply with applicable government regulations or requirements could have a material adverse effect on the Company.

     a. United States Food and Drug Administration (FDA). Certain tests that the Company markets for administration to humans must be cleared by the FDA through the 510(k) process prior to their marketing in the United States. The 510(k) process requires the submission of information and data to the FDA that demonstrates that the device to be marketed is substantially equivalent to a currently marketed device. This data is generated by performing clinical studies comparing the results obtained using the Company's device to those obtained using an existing test product. Although no maximum statutory response time has been set for review of a 510(k) submission, as a matter of policy the FDA has attempted to complete review of 510(k) submissions within 90 days. To date, the Company has received 510(k) clearance for 11 different products and the average time for clearance was 72 days with a maximum of 141 days and a minimum of 20 days. There is no assurance that the Company will obtain FDA approval on a timely basis for future 510(k) submissions and failure to receive approval may have a material adverse effect on the Company's business, financial condition and operations.

         As a registered manufacturer of FDA regulated products, the Company is subject to a variety of FDA regulations including the Good Manufacturing Practices (GMP) regulations which define the conditions under which FDA regulated products are to be produced. These regulations are enforced by FDA and failure to comply with GMP or other FDA regulations can result in the delay of premarket product reviews, fines, civil penalties, recall, seizures, injunctions and criminal prosecution. If the Company fails to comply with the FDA's regulatory requirements, the Company would be subject to FDA enforcement activities which may have a material adverse effect on the Company's business, financial condition and operations.

                  b. Health Care Financing Administration (HCFA). The Clinical Laboratory Improvement Act (CLIA) introduced in 1992 requires that all in vitro diagnostic products be categorized as to level of complexity. A request for CLIA categorization of any new clinical laboratory test system must be made simultaneously with FDA 510(k) submission. The complexity category to which a clinical laboratory test system is assigned may limit the number of laboratories qualified to use the test system thus impacting product sales. The in vitro diagnostic products manufactured and/or sold by the Company have been categorized as moderately complex, which permits use of the products in both physician offices and clinical laboratories which meet certain quality control and personnel standards. There can be no assurance that any future products will receive a favorable complexity category. Any failure to receive such favorable complexity category may have a material adverse effect on the Company. In addition, the laboratory at MEDTOX is a CLIA licensed laboratory.

                  c. United States Department of Defense (DOD). With reclassification of the Company's contract with the DOD from UNCLASSIFIED to SECRET, it has been necessary to establish appropriate security procedures and facilities, including designation of a Facility Security Officer who is responsible for overseeing the security system, including conduct of periodic security audits by appropriate defense agencies. Additionally, the Company is now subject to periodic audits of its accounting systems and records by the Defense Audit Agency.

                  d. Drug Enforcement Administration (DEA). The primary business of the Company involves either testing for drugs of abuse or developing test kits for the detection of drugs/drug metabolites in urine. PDLA and MEDTOX laboratories are registered with the DEA to conduct chemical analyses with controlled substances. The Company's manufacturing facility in North Carolina is registered by the DEA to manufacture and distribute controlled substances and to conduct research with controlled substances. Maintenance of these registrations requires that the Company comply with applicable DEA regulations. Failure of the Company to maintain the required DEA registrations would have a material adverse effect on the Company's ability to develop and produce drug test kits or to provide laboratory testing services thus adversely effecting the Company's business and financial condition.

                  e. Substance Abuse and Mental Health Services Administration (SAMHSA). MEDTOX laboratories is certified by SAMHSA, and has been since 1988. SAMHSA certifies laboratories meeting strict standards under Subpart C of Mandatory Guidelines for Federal Workplace Drug Testing Programs. Continued certification is accomplished through periodic inspection by SAMHSA to assure compliance with applicable regulations. Failure of the Company to maintain SAMHSA certification would limit the potential client base to which laboratory services could be marketed thus negatively impacting revenues from laboratory operations and have a material adverse impact on the Company.

                  f. Additional  Laboratory  Regulations.  The MEDTOX laboratory and certain of the laboratory personnel are licensed or otherwise regulated by certain federal agencies, states, and localities in which MEDTOX conducts business. Federal, state and local laws and regulations require MEDTOX, among other things, to meet standards governing the qualifications of laboratory owners and personnel, as well as the maintenance of proper records, facilities, equipment, test materials, and quality control programs. In addition, both laboratories are subject to a number of other federal, state, and local requirements which provide for inspection of laboratory facilities and participation in proficiency testing, as well as govern the transportation, packaging, and labeling of specimens tested by either laboratory. The laboratories are also subject to laws and regulations prohibiting the unlawful rebate of fees and limiting the manner in which business may be solicited.

         The MEDTOX laboratory receives and uses small quantities of hazardous chemicals and radioactive materials in their operations and are licensed to handle and dispose of such chemicals and materials. Any business handling or disposing of hazardous and radioactive waste is subject to potential liabilities under certain of these laws.

         15. Dependence on Key Personnel. Although the Company believes it has been successful to date in recruiting and retaining qualified personnel, the growth of the Company is dependent on its ability to continue to attract the services of qualified executive, technical and marketing personnel. The Company currently does not maintain any life insurance policy on any personnel. There can be no assurance the Company will be able to attract and retain the personnel it requires.

         16. Possible Volatility of Stock Price. Factors such as announcement of technological innovations or new commercial products by the Company or its competitors, governmental regulation, patent or proprietary right developments, or public safety and health concerns may have a significant impact on the market price of the Company's securities. In addition, resales of securities by shareholders may add significantly to volatility. Moreover, there has been a history in recent years of significant volatility in the market prices for securities of companies in the biotechnology field.

     17. Potential Conflicts of Interest. The Company has in the past engaged in a number of material transactions with its directors and executive officers and may engage in such transactions in the future. All such transactions have been in the past, and will be in the future, approved by a majority of the Company's disinterested directors.

         18. Dividends. The Company, to date, has not declared or paid any cash dividends. The shares of Series A Preferred Stock issued to finance the MEDTOX acquisition have certain dividend rights. The Company's ability to declare or pay such dividends are restricted by certain covenants in the Loan Agreement. See "Number of Shares of Common Stock - Rights of Series A Preferred Stock" and "Number of Shares of Common Stock - Debt Financing."

         19. Potential Product Liability. Manufacturing and marketing of products by the Company entail a risk of product liability claims. The exposure to product liability claims in the past was mitigated to some extent by the fact that the Company's products were principally directed toward food processors (as contrasted with human diagnostics) and most of its Conventional Biodiagnostic Products were used as components in research, testing or manufacturing by the purchaser and conformed to the purchaser's specifications. On August 13, 1993, the Company procured insurance coverage against the risk of product liability arising out of events after such date, but such insurance does not cover claims made after that date based on events that occurred prior to that date. Consequently, for uncovered claims, the Company could be required to pay any and all costs associated with any product liability claims brought against it, the cost of defense whatever the outcome of the action, and possible settlement or damages if a court rendered a judgment in favor of any plaintiff asserting such a claim against the Company. Damages may include punitive damages, which may substantially exceed actual damages. The obligation to pay such damages could have a material adverse effect on the Company and exceed its ability to pay such damages. The Company is unaware of any product liability claims that are pending against it.

         The MEDTOX laboratory testing services are primarily diagnostic and expose the laboratory to the risk of liability claims. MEDTOX has retained continuous professional and general liability insurance coverage since 1984. To date MEDTOX has not had any substantial liability and no material professional service claims currently pending against MEDTOX.

         20. Applicability of Delaware Anti-Takeover Law. The Company is subject to the provisions of Section 203 of the Delaware General Corporation Law.
Section 203 provides, with certain exceptions, that a Delaware corporation may not engage in certain business combinations with a person or affiliate or associate of such person who is an "interested stockholder" for a period of three years from the date such person became an interested stockholder unless:
(i) the transaction resulting in the acquiring person's becoming an interested stockholder, or the business combination, is approved by the board of directors of the corporation before the person becomes an interested stockholder; (ii) the interested stockholder acquires 85% or more of the outstanding voting stock of the corporation in the same transaction which makes it an interested stockholder (excluding certain employee stock option plans); or (iii) on or after the date the person becomes an interested stockholder, the business combination is approved by the corporation's board of directors and by the holders of at least 66 2/3% of the corporation's outstanding voting stock at an annual or special meeting, excluding shares owned by the interested stockholder. Except as otherwise specified in Section 203, an " interested stockholder" is defined as any person that is (a) the owner of 15% or more of the outstanding voting stock of the corporation, (b) an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder, or {(c) the affiliates or associates of any such person}. By restricting the ability of the Company to engage in business combinations with an interested person, the application of Section 203 to the Company may provide a barrier to hostile or unwanted takeovers. Under Delaware law, the Company could have opted out of Section 203 but elected to be subject to its provisions.

         21. Anti-Takeover Effect of State Law and Certain Charter and Bylaw Provisions. The Company's Certificate of Incorporation and Bylaws contain certain provisions that could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of the Company. For example, the Board of Directors has the authority to fix the rights and preferences of and issue shares of Preferred Stock without further action by stockholders. Therefore, Preferred Stock could be issued without stockholder approval that could have voting, liquidation, and dividend rights superior to that of existing shares of the Company stock. The issuance of Preferred Stock could adversely affect the voting power of holders of Common Stock and the likelihood that such holders would receive dividend payments and payments upon liquidation and could have the effect of delaying, deferring, or preventing a change in control of the Company. The Company has no present plan to issue any shares of Preferred Stock. Such provisions may limit the price that certain investors may be willing to pay in the future for shares of the Company's Stock.

                                      SELLING SHAREHOLDERS


         This Prospectus relates to an aggregate total of 3,652,689 shares of Common Stock which are issued or are issuable to the Selling Shareholders.


         Set forth below is a list and description of each Selling Shareholder, together with the number of Shares beneficially owned, the number of Shares being offered, and the number of Shares (and the percent of the class) to be owned after completion of the offering.

                                                                                                         Percent
                                  Material                                               Securities      Common
                              Relationship Had        Securities                        Beneficially      Stock
                              With the Company    Beneficially Owned                     Owned After     Owned After
      Name of Selling        Within Past Three      As of March 25,      Securities      Completion      Completion
        Shareholder                 Years               1997 (1)       Offered Hereby   of Offering (2)  of Offering


MEDTOX SHAREHOLDERS:
---------------------------- -------------------- -------------------- ---------------- -------------- --------------
John Walker Abelson
& Beverly Jean Abelson       Shareholder                   15,951 (3)        5,128 (3)         10,823        *
---------------------------- -------------------- -------------------- ---------------- -------------- --------------
James S. Arrington           Shareholder                  204,350 (3)       65,691 (3)        138,659        *
---------------------------- -------------------- -------------------- ---------------- -------------- --------------
Richard A. Brotherton        Shareholder                  572,174 (3)      183,934 (3)        388,240        *
---------------------------- -------------------- -------------------- ---------------- -------------- --------------
Robert Brotherton            Shareholder                  122,609 (3)       39,415 (3)         83,194        *
---------------------------- -------------------- -------------------- ---------------- -------------- --------------
Judd Y. Carpenter            Shareholder                  239,091 (3)       76,859 (3)        162,232        *
---------------------------- -------------------- -------------------- ---------------- -------------- --------------
Matthew S. Carpenter         Shareholder                   81,854 (3)       26,313 (3)         55,541        *
---------------------------- -------------------- -------------------- ---------------- -------------- --------------
Scott M. Carpenter           Shareholder                  239,091 (3)       76,859 (3)        162,232        *
---------------------------- -------------------- -------------------- ---------------- -------------- --------------
Walter S. Carpenter and
Elsa M. Carpenter,
Trustees of the Walter S.
Carpenter Revocable Trust    Shareholder                  250,620 (3)       80,565 (3)        170,055        *
---------------------------- -------------------- -------------------- ---------------- -------------- --------------
Louis B. Hauser and Mary
M. Hauser                    Shareholder                   64,363 (3)       20,691 (3)         43,672        *
---------------------------- -------------------- -------------------- ---------------- -------------- --------------
D. Gary Hemphill             Shareholder                  817,396 (3)      262,764 (3)        554,632        *
---------------------------- -------------------- -------------------- ---------------- -------------- --------------
Donald Hunt and Johanne
Hunt                         Shareholder                   93,188 (3)       29,957 (3)         63,231        *
---------------------------- -------------------- -------------------- ---------------- -------------- --------------
William A. Jetter and Mary
E. Jetter                    Shareholder                  228,868 (3)       73,573 (3)        155,295        *
---------------------------- -------------------- -------------------- ---------------- -------------- --------------
Marian M. Johnson, et al.,
Trustees of the Marian M.
Johnson Revocable Trust      Shareholder                   74,855 (3)       24,063 (3)         50,792        *
---------------------------- -------------------- -------------------- ---------------- -------------- --------------
Ann C. Kay                   Shareholder                  239,091 (3)       76,859 (3)        162,232        *
---------------------------- -------------------- -------------------- ---------------- -------------- --------------
Paul A. Kay                  Shareholder                  170,427 (3)       54,787 (3)        115,640        *
---------------------------- -------------------- -------------------- ---------------- -------------- --------------
Kingsley R. Labrosse         Shareholder                  321,273 (3)      103,278 (3)        217,995        *
---------------------------- -------------------- -------------------- ---------------- -------------- --------------
Mary J. Labrosse             Shareholder                  150,006 (3)       48,222 (3)        101,784        *
---------------------------- -------------------- -------------------- ---------------- -------------- --------------
                             Shareholder/Pres./
Harry G. McCoy               Chairman                   2,505,788 (4)      729,884 (3)      1,775,904      3.6%
---------------------------- -------------------- -------------------- ---------------- -------------- --------------
Harry G. McCoy and
Julia McCoy                  Shareholder                  663,726 (3)      213,365 (3)        450,361        *
---------------------------- -------------------- -------------------- ---------------- -------------- --------------

Charles F. Mettille and
Anita Mettille               Shareholder                  163,478 (3)       52,552 (3)        110,926        *
---------------------------- -------------------- -------------------- ---------------- -------------- --------------
Frank Mettille               Shareholder                  408,700 (3)      131,383 (3)        277,317        *
---------------------------- -------------------- -------------------- ---------------- -------------- --------------
Clifford T. Orton and Ruth
L. Orton                     Shareholder                  512,162 (3)      164,642 (3)        347,520        *
---------------------------- -------------------- -------------------- ---------------- -------------- --------------
Clifford T. Orton, Jr. and
Andrea K. Orton              Shareholder                   11,149 (3)        3,584 (3)          7,565        *
---------------------------- -------------------- -------------------- ---------------- -------------- --------------
Nancy Pinto-Orton and
Brian R. Pinto               Shareholder                    6,997 (3)        2,249 (3)          4,748        *
---------------------------- -------------------- -------------------- ---------------- -------------- --------------
Andre C. Pool                Shareholder                   27,986 (3)        8,996 (3)         18,990        *
---------------------------- -------------------- -------------------- ---------------- -------------- --------------
Katherine L. Seifert         Shareholder                   46,590 (3)       14,977 (3)         31,613        *
---------------------------- -------------------- -------------------- ---------------- -------------- --------------
Michael Spiten and Linda
Spiten                       Shareholder                   42,095 (3)       13,532 (3)         28,563        *
---------------------------- -------------------- -------------------- ---------------- -------------- --------------
Harriet A. Thomas            Shareholder                  388,266 (3)      124,814 (3)        263,452        *
---------------------------- -------------------- -------------------- ---------------- -------------- --------------
Lowell Van De Riet and
Mary Van De Riet             Shareholder                  148,769 (3)       47,824 (3)        100,945        *
---------------------------- -------------------- -------------------- ---------------- -------------- --------------
Cynthia K. Veit              Shareholder                  395,679 (3)      127,197 (3)        268,482        *
---------------------------- -------------------- -------------------- ---------------- -------------- --------------
Donald Veit                  Shareholder                   81,741 (3)       26,277 (3)         55,464        *
---------------------------- -------------------- -------------------- ---------------- -------------- --------------
Cheryl Wachenheim            Shareholder                   81,741 (3)       26,277 (3)         55,464        *
---------------------------- -------------------- -------------------- ---------------- -------------- --------------
SERIES A PREFERRED
SHAREHOLDERS:
---------------------------- -------------------- -------------------- ---------------- -------------- --------------
Santina Holding Co.          Shareholder                    1,932,788      102,022 (5)      1,830,766      3.7%
---------------------------- -------------------- -------------------- ---------------- -------------- --------------
Cornerstone Capital, Inc.    Shareholder                      498,701      110,823 (6)        387,878        *
---------------------------- -------------------- -------------------- ---------------- -------------- --------------
Everest Capital Int'l, Inc.  Shareholder                  303,333 (7)      303,333 (7)            -0-        *
---------------------------- -------------------- -------------------- ---------------- -------------- --------------
Kensington Partners          Shareholder                  200,000 (8)      200,000 (8)            -0-        *
---------------------------- -------------------- -------------------- ---------------- -------------- --------------


* Less than 1%.

(1) Includes Common Stock as to which the holder has sole or shared voting or investment power and Common Stock issuable pursuant to options and/or warrants exercisable within the next 60 days.

 (2) Assumes all Shares being registered in this offering will be sold. However, to the best of the Company's knowledge, the holders of such securities have no commitment to anyone to sell all or part of the securities being registered.

(3) Does not include "Price Protection Shares" which may become issuable to MEDTOX shareholders for shares held on the remaining "Repricing Dates" in the event the market price of the Common Stock of the Company is less than $.4375 on any Repricing Date.

(4) Includes 235,295 shares of Common Stock purchased by McCoy after the MEDTOX acquisition, which 235,295 shares do not have the benefit of the price protection provisions of the MEDTOX Agreement.

(5) The number of shares of Common Stock listed as beneficially owned is the number of shares of Common Stock issued based on the Conversion Price on the dates the Series A Preferred Stock was converted.

(6) The number of shares offered hereby are shares issuable to Cornerstone Capital, Inc. ("Cornerstone") as part of a negotiated settlement between Cornerstone and the Company. The dispute between the Company and Cornerstone, a former Series A Preferred Shareholder, was centered on Cornerstone's claim that they were damaged by the Company's inability to issue Common Stock at the time of the conversion request of Cornerstone.

(7) The number of shares of Common Stock listed as beneficially owned and being offered hereby is the number of shares to be granted to Everest Capital International, Inc. ("Everest") as part of a negotiated settlement between Everest and the Company. The number of shares being offered hereby is based upon a closing bid price of $.375. The dispute between the Company and Everest, a former Series A Preferred Shareholder, was centered on Everest's claim that they were damaged by the Company's inability to issue Common Stock at the time of the conversion request of Everest. The closing bid price of the stock on May 30, 1997 was $.4375. The actual number of shares to be issued to Everest will be equal to $113,750 divided by the closing bid price of the stock on the day the Registration Statement is declared effective.

(8) The number of shares offered hereby are shares that may be issuable to Kensington Partners ("Kensington") in the event the Company and Kensington enter into a negotiated settlement.

         In the event the number of Price Protection Shares and Conversion Shares issued (or required to be issued) exceeds the number of shares of Common Stock registered hereby, the Company intends to register more shares of Common Stock to cover the deficiency when and as the need arises.

                              PLAN OF DISTRIBUTION

         The Selling Shareholders may from time to time effect the sale of their Shares in one or more transactions in the public market, at prices and at terms then prevailing or at prices related to the then-current market price, or in negotiated transactions or otherwise. The Shares may be sold pursuant to the Registration Statement, another registration statement or pursuant to an exemption from registration, including Rule 144. If all or a portion of the Shares are sold in such transactions, they may be sold by means of: (a) a block trade in which the broker or dealer so engaged will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transactions; (b) purchases by a broker as principal and resale by such broker for its account pursuant to this Prospectus; (c) an exchange distribution in accordance with the rules of such exchange; (d) ordinary brokerage transactions and transactions in which the broker solicits purchasers;
(e) short sales; or (f) a combination of the foregoing methods. In effecting sales, brokers or dealers engaged by the Selling Shareholders may arrange for other brokers or dealers to participate. The brokers or dealers engaged by the Selling Shareholders will receive commissions or discounts from the Selling Shareholders in amounts to be negotiated prior to the sale. Such brokers or dealers and any other participating brokers or dealers, as well as the Selling Shareholders, may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. To the best knowledge of the Company, there are currently no plans, arrangements or understandings between any of the Selling Shareholders and any broker or dealer regarding the sale of stock by the Selling Shareholders. To the extent required, the type and number of Shares to be sold, the purchase price and public offering price, the name or names of any agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offering will be set forth in an accompanying Prospectus Supplement to this Prospectus.

         Pursuant to a settlement with Everest, the Company has agreed to register the shares held by Everest under the Securities Act and to indemnify and hold Everest harmless against certain liabilities, including certain liabilities under the Securities Act, that could arise in connection with the sale by Everest of the Shares.

                               RECENT DEVELOPMENTS

         On May 8, 1997, the Company held its 1996 Annual Meeting of Shareholders. At that meeting, the shareholders approved an amendment to the Certificate of Incorporation to change the name of the Company from EDITEK, Inc. to MEDTOX Scientific, Inc. The name change was effective on May 14, 1997. In connection with the name change, the trading symbol of the common stock of the Company on the American Stock Exchange was changed to "TOX" from "EDI", effective with the opening of trading on May 19, 1997.


         As of June 30, 1997, the Company had issued 16,224,523 shares of Common Stock to satisfy the conversion requests of certain holders of the Company's Series A Preferred Stock. These shares were issued pursuant to requests received by the Company in early May 1996 from certain preferred shareholders to convert the Series A Preferred Stock into Common Stock of the Company. At the time the requests were received, the Company had an insufficient number of authorized but unissued shares to meet the requests. Subsequently, at the Company's Annual Meeting held in late December 1996, common shareholders approved an increase in the number of authorized shares from thirty million to sixty million. In connection with the issuance of shares, the five lawsuits that were pending against the Company have been settled and were dismissed.


         On January 31, 1997, the Company initiated litigation against Morgan Capital LLC and two of Morgan Capital's principals, David Bistricer and Alex Bistricer, to recover short-swing profits under 16b of the Securities Exchange Act of 1934. David and Alex Bistricer are former members of the Company's Board of Directors. The complaint alleges that at a time when the defendants beneficially owned more than 10 percent of the Company's common stock, the Company's common stock was purchased and subsequently sold on several occasions within six months and the defendants realized in excess of $500,000 in short-swing profits. The lawsuit was filed in Federal court in St. Paul, MN.

     On August 4, 1997, the U.S. District Court granted Defendants' motion to dismiss the Company's complaint, ruling that the Defendants' conduct did not constitute a violation of Section 16(b). The Company is considering whether to appeal that decision.

                                     EXPERTS

         The consolidated financial statements of EDITEK, Inc. included in EDITEK, Inc.'s Annual Report (Form 10-K/A-2) for the year ended December 31, 1996 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                                  LEGAL MATTERS

         Legal matters in connection with the issuance of the Common Stock offered hereby will be passed upon for the Company by Hinshaw & Culbertson ("Hinshaw"). As of June 30, 1997, attorneys at Hinshaw owned no shares of Common Stock of the Company.

                   INDEMNIFICATION AND LIMITATION OF LIABILITY

         The Bylaws of the Company provide that the Company shall indemnify the directors and officers of the Company against liability (and expenses related thereto) arising out of their status as directors and officers to the extent permitted by law. Additionally certain mandatory indemnification rights are available under the Delaware General Corporation Law ("DGCL") to officers and directors to the extent they are successful in the defense of any proceeding to which they were a party by virtue of their position as a director or officer.

         Further, as permitted by the DGCL, the Certificate of Incorporation of the Company includes a provision limiting the personal liability of its directors for monetary damages for certain breaches of their duties as directors to the extent permitted under the DGCL. The Company also maintains a directors' and officers' liability policy which insures such persons against claims arising from certain acts or decisions by them in their capacities as directors and officers of the Company, subject to certain exclusions and deductible and maximum amounts.

         In addition to such other rights of indemnification as they may have as directors or as members of a committee of directors, the Company's Amended and Restated Equity Compensation Plan and Amended and Restated Stock Option Plan for Non-Employee Directors provide for indemnification for certain of the Company's directors for liabilities arising in connection with their actions taken as members of the committees administering such plans.

         Such limitation of liability pursuant to state law does not affect liability, if any, arising under the federal securities laws. Further, insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to contractual provisions or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore unenforceable.

                                   PROSPECTUS


                             MEDTOX SCIENTIFIC, INC.



                               September 18, 1997



                                TABLE OF CONTENTS

                                                                            Page

Available Information ...................................................     4
Incorporation of Certain Information by Reference .......................     4
Risk Factors ............................................................     7
Selling Shareholders ....................................................    21
Plan of Distribution ....................................................    23
Recent Developments .....................................................    24
Experts .................................................................    25
Legal Matters ...........................................................    25
Indemnification and Limitation of Liability .............................    25

         No person has been authorized to give any information or to make any representations other than those contained in this Prospectus in connection with this offering, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities other than the registered securities to which it relates, or an offer to or solicitation of any person in any jurisdiction in which such offer or solicitation would be unlawful. The delivery of this Prospectus at any time does not imply that information herein is correct as of any time subsequent to its date.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.


         The estimated expenses of this Registration Statement will be paid by the Registrant and are as follows:


                  Registration Fee - Securities and
                    Exchange Commission                       $     629.77

                  Legal Fees                                      5,000.00

                  Accounting Fees and Expenses                    3,000.00

                  Miscellaneous                                   1,000.00


                                            Total             $   9,629.77


Item 15. Indemnification of Directors and Officers.

         Article III, Section 6, of the Bylaws of the Registrant provides as follows:

The corporation shall indemnify any person made a party to an action by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he, his testator or intestate, is or was a director or officer of the corporation, against expenses, including attorneys fees, actually and necessarily incurred by him in connection with the defense of such action or in connection with an appeal therein, except in relation to matters as to which such director or officer is adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation except as otherwise provided by law or in the Certificate of Incorporation of the corporation. The corporation shall indemnify any person made or threatened to be made a party to an action or proceeding other than one of the type referred to in the foregoing, whether civil or criminal, including, without limitation, an action by or in the right of any other corporation which any director or officer of the corporation served in any capacity at the request of the corporation, by reason of the fact that he, his testator or intestate was a director or officer of the corporation or served such other corporation in any capacity, against judgments, fines, amounts paid in settlement and expenses, including attorneys fees, actually and necessarily incurred as a result of such action or proceeding or any appeal therein, if such director or officer acted, in good faith, for the purpose which he reasonably believed to be in the best interest of the corporation and, in criminal actions or proceedings, in addition, had no reasonable cause to believe that his conduct was unlawful. The termination of any such civil or criminal action or proceeding by judgment, settlement, conviction or upon a plea of nolo contendere, or its equivalent, shall not in itself create a presumption that any such director or officer did not act in good faith for a purpose which he reasonably believed to be in the best interest of the corporation or that he had reasonable cause to believe that his conduct was unlawful. Expenses incurred in defending a civil or criminal action or proceeding may be paid by the corporation in advance of the final disposition of such action or proceeding. The foregoing right of indemnification shall not be deemed exclusive of any other rights to which those indemnified may be entitled as a matter of law or any Bylaw, agreement, vote of stockholders, provision in the Certificate of Incorporation, or otherwise.

     Reference is made to paragraph 8 of Article Sixth of the Registrant's Certificate of Incorporation, as amended, which provides as follows:

                  8. A director of this Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

     Reference is also made to Section 145 of Title 8 of the Delaware Code, which provides as follows:

                  (a) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys'
         fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

                           (b) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

                  (c) To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections
         (a) and (b) of this section, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

                  (d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in subsections (a) and (b) of this section.

                  (e) Expenses (including attorneys' fees) incurred by any officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorney's fees) incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the board of directors deems appropriate.

                  (f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

                  (g) A  corporation  shall have power to purchase  and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under this section.

                  (h)  For  purposes  of  this   section,   references  to  "the
         corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

                  (i)  For  purposes  of  this  section,  references  to  "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this section.

                  (j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

                  (k) The Court of  Chancery  is hereby  vested  with  exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation's obligation to advance expenses (including attorneys fees).

         In actions other than those brought by or on behalf of the Company, the Company may indemnify its directors, officers, employees and other agents for expenses (including attorneys fees), judgments, fines and settlements incurred by such persons, provided that the person seeking indemnification acted in accordance with a statutory of good faith conduct. In actions brought derivatively on behalf of the Company ("derivative actions") or by the Company itself, the Company may indemnify such individuals for expenses actually and reasonably incurred and not for judgments, fines or settlements. Such limited indemnification is not permitted in any derivative or direct action as to issues or claims for which the officer or director is held liable to the Company unless the Court determines that, in view of all the circumstances, the person is fairly and reasonably entitled to indemnity for such expenses. The Company may advance expenses incurred by any person entitled to indemnification in defending a proceeding, provided that, if such advance is made to an officer or director, such person provides an undertaking to the Company to repay all amounts advanced if it is ultimately determined that the person is not entitled to be indemnified.

         In addition to such other rights of indemnification as they may have as directors or as members of a committee of directors, the Company's Amended and Restate Equity Compensation Plan and Amended and Restated Stock Option Plan for Non-Employee Directors provide for indemnification for certain of the Company's directors for liabilities arising in connection with their actions taken as members of the committees administering such plans.

         Further, the Company maintains a directors' and officers' liability policy which insures such persons against claims arising from certain acts or decisions by them in their capacities as directors and officers of the Company, subject to certain exclusions and deductible and maximum amounts.

Item 16.  Exhibits

                   5.1     Legal Opinion of Hinshaw & Culbertson
                           (To be filed by amendment)

                  23.1     Consent of Hinshaw & Culbertson
                           (Contained in Exhibit 5.1)

                  23.2     Consent of Ernst & Young LLP

Item 17.  Undertakings

                  (a)      The undersigned Registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

     (ii) To reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

     Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Burlington, State of North Carolina, on September 17, 1997.

                                                     MEDTOX SCIENTIFIC, INC.
                                                     By /s/ Harry G. McCoy
                                                     Harry G. McCoy, Pharm.D.
                                                     President and Chairman
                                                     of the Board

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                       Title                    Date


/s/ Harry G. McCoy              President and            September 17, 1997
Harry G. McCoy, Pharm.D.        Chairman of the Board

/s/ Richard J. Braun            Chief Executive Officer  September 17, 1997
Richard J. Braun                and Director

/s/ Peter J. Heath              Vice President of        September 17, 1997
Peter J. Heath                  Finance and C.F.O.

/s/ Samuel C. Powell            Director                 September 17, 1997
Samuel C. Powell, Ph.D.

/s/ Louis Perlman               Director                 September 17, 1997
Louis Perlman

/s/ James W. Hansen             Director                 September 17, 1997
James W. Hansen

/s/ Miles E. Efron              Director                 September 17, 1997
Miles E. Efron

* Executed on behalf of these persons by Peter J. Heath, duly approved Attorney-In-Fact of each such person.

/s/ Peter J. Heath
Peter J. Heath, Attorney-In-Fact

                                  EXHIBIT INDEX


Exhibit No.                                 Description

     5.1                   Legal Opinion of Hinshaw & Culbertson
                           (To be filed by amendment)

     23.1                  Consent of Hinshaw & Culbertson
                           (Contained in Exhibit 5.1)

     23.2                  Consent of Ernst & Young LLP